Exhibit 2

Joint Filing Agreement

(Pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows that such information is inaccurate.

Dated: June 7, 2012

Estate of Anna Mae H. Gibbs

By:	/s/ Gregory C. Gibbs
Name:	Gregory C. Gibbs
Title:	Co-Executor

/s/ Gregory C. Gibbs
Gregory C. Gibbs

/s/ Regina Ann Gibbs
Regina Ann Gibbs

/s/ Charles G. Gibbs, Jr.
Charles G. Gibbs, Jr.